OMB APPROVAL
OMB Number 3235-0362
Expires  September 30, 1998
Estimated average burden
hours per response ....... 1.0

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                     FORM 5
             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[  ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[  ] Form 3 Holdings Reported
[  ] Form 4 Transactions Reported
================================================================================
1. Name and Address of Reporting Person
McConnell               Hugh                      H.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)
         4201 Southwest Freeway
--------------------------------------------------------------------------------
                                    (Street)
                       Houston, Texas           77027
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol
                         SEC
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

================================================================================
4. Statement for Month/Year
                        March 1997
================================================================================
5. If Amendment, Date of Original (Month/Year)

================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [  ]  Director                                      [   ]   10% Owner
   [X]   Officer (give title below)           [   ]   Other (specify below)


Vice President & CFO
================================================================================
7. Individual or Joint/Group Reporting
                (Check applicable line)

     __X__  Form Filed by One Reporting Person
     ______ Form Filed by More than One Reporting Person




                    Table I -- Non-Derivative Securities Acquired, Disposed of,
                                         or Beneficially Owned
=================================================================================================================
1.Title of Security  2.Trans-  3.Trans-  4.Security Acquired (A)      5.Amount of     6.Ownership-  7. Nature of
   (Instr.3)           action    action    or Disposed of (D)           Securities      Form           Indirect
                       Date      Code      (Instr.3, 4 and 5)           Beneficially    Direct(D)      Beneficial
                       (mm/      (Instr.8)                              Owned at End or Indirect (I)   Ownership
                       Day/                                             of Issuer's     (Instr.4)      (Instr. 4)
                       Year)                                            Fiscal Year
                                                                        (Instr. 3 & 4)
                                            Amount       (A)or
                                                         (D)     Price
----------------------------------------------------------------------------------------------------------------


Common Stock                                                              4,060             D
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------



                             Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                         (e.g.,  puts, calls, warrants, options, convertible securities)
====================================================================================================================================

1.Title   2.Conver-   3. Trans-   4. Trans-     5 Number    6. Date Exercis   7.Title   8. Price   9. Number  10. Owner   11.Nature
  of        sion or      action      action       of           able and         and        of         of          ship of    of
  Deriva-   Exercise     Date        Code-        Deriva-      Expiration       Amount     Deriva-    Deriva-     Deriva-   Indirect
  tive      Price of     MM/DD/YY    (Inst 8)     tive         Date             of Under-  tive       tive        tive       Benefi-
  Security  Deriva-                              Securities   MM/DD/YY          lying     Security   Securities  Security   cial
  (Inst 3)   tive                                Acquired(A)                   Securities (Instr5)   Benefi-     Direct(D)  Owner-
            Security                             or                            (Instr. 3             cially      or Indirect ship
                                                 Disposed(D)                    and 4)               (Instr4)   (I)(Instr4) (Instr4)
                                                 ---------  ------------------- -------------
                                                 (A)(D)     Date       Expira-  Title Amount
                                                            Exer-       tion          or # of
                                                            cisable                   Shares
------------------------------------------------------------------------------------------------------------------------------------
Incentive                                                                       Common
Stock Options   10.95       10/15/96      A         4,375   10/15/97   10/15/01  Stock  4,375
------------------------------------------------------------------------------------------------------------------------------------
Incentive                                                                       Common
Stock Options   10.95       10/15/96      A         4,375   10/15/98   10/15/01  Stock  4,375
------------------------------------------------------------------------------------------------------------------------------------
Incentive                                                                       Common
Stock Options   10.95       10/15/96      A         4,375   10/15/99   10/15/01  Stock  4,375
------------------------------------------------------------------------------------------------------------------------------------
Incentive                                                                       Common
Stock Options   10.43                                        Anytime    3/10/00  Stock  7,717
------------------------------------------------------------------------------------------------------------------------------------
Incentive                                                                       Common
Stock Options    4.53                                        Anytime   06/29/99  Stock  5,512
------------------------------------------------------------------------------------------------------------------------------------
Incentive                                                                       Common
Stock Options    4.53                                        Anytime   11/06/97  Stock  3,307
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        29,661         D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


================================================================================
Explanation of Responses:

By /s/  Hugh H. McConnell                                 May 9, 1997
------------------------------------------------------------------------
**Signature of  Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.